UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2009 (December 9, 2009)
ARKANSAS BEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19969 (Commission File Number)	71-0673405 (IRS Employer Identification Number)

3801 Old Greenwood Road Fort Smith, Arkansas (Address of principal executive offices)	72903 (Zip Code)
Registrant’s telephone number, including area code: (479) 785-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Arkansas Best Corporation and its subsidiaries (the “Company”) is self-insured up to certain limits for workers’ compensation claims with amounts in excess of such self-insured limits fully insured to levels which management considers appropriate for the Company’s operations. In order to meet regulatory requirements in various states associated with this self-insurance program and to comply with terms of agreements with insurers, the Company is required to post letters of credit to secure these obligations. As of December 11, 2009, the total face amount of all such letters of credit approximated $50 million. Prior to December 11, 2009 the Company arranged for the letters of credit as a part of the existing credit facility under the Second Amended and Restated Credit Agreement as amended on May 4, 2007 (the “Credit Facility”).
On December 11, 2009, the Company entered into:
•	a Letter of Credit Agreement with PNC Bank, N.A. to establish a letter of credit facility not to exceed $35 million; and

•	a Letter of Credit Agreement with SunTrust Bank to establish a letter of credit facility not to exceed $15 million.
As of December 11, 2009, the Company had in place the following two additional letter of credit arrangements:
•	a letter of credit facility with Bank of Tokyo-Mitsubishi UFJ, Ltd. in an amount not to exceed $25 million; and

•	an arrangement with U.S. Bank National Association for the discretionary issuance of additional letters of credit upon application by the Company.
Under these arrangements, the Company has up to $90 million of availability for the issuance of letters of credit of which $75 million is committed subject to compliance by the Company with the requirements of issuance.
The Company will substitute letters of credit issued under these new arrangements for the letters of credit previously issued under the Credit Facility. Following the substitution, the existing letters of credit will be cancelled by the issuers. The letters of credit issued under the new arrangements will be secured by the Company’s pledge of cash or other financial assets in an amount not less than the total of such letters of credit. The new letter of credit arrangements contain no financial ratios or financial covenants which the Company will be required to maintain.
The Company is continuing to evaluate its financing arrangements with a view toward increasing the total credit available to the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item is included in Item 1.01 and incorporated by reference herein.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 15, 2009, the Company announced that, effective January 1, 2010:
•	J. Lavon Morton, currently Vice President, Tax and Chief Internal Auditor, was appointed Senior Vice President, Tax and Chief Audit Executive;

•	Donald W. Pearson, currently Director of Cash Management, was appointed Vice President, Treasurer;

•	R. David Humphrey, currently Director of Investor Relations, was appointed Vice President, Investor Relations and Corporate Communications.
J. Lavon Morton, age 59, has been the Company’s Vice-President—Tax and Chief Internal Auditor since January 1, 2000. Prior to that, Mr. Morton was Vice President — Financial Reporting from May 1997 to December 1999. Mr. Morton joined the Company as Assistant Treasurer in December 1996. In his new position, Mr. Morton will continue to have responsibility for the Company’s tax and audit functions. In addition, he will oversee administration of the Company’s executive compensation and retirement services functions.
Donald W. Pearson, age 51, has been employed by the Company for 24 years and has been the Director of Cash Management since February 1996. In his new role, Mr. Pearson will be responsible for the traditional treasury functions of the company including oversight of Arkansas Best’s banking relationships.
R. David Humphrey, age 50, has been employed by the Company for 26 years and began his current position, as Director of Investor Relations, in February 1998. In his new position, Mr. Humphrey will continue to oversee Arkansas Best’s investor relations program. In addition, he will be responsible for Arkansas Best’s corporate media and public relations activities.
Item 8.01. Other Events.
The Company issued the attached press release on December 15, 2009. The press release is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
Exhibits
Exhibit 99.1 News release dated December 15, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANSAS BEST CORPORATION (Registrant)
Date: December 15, 2009	/s/ Michael R. Johns
Michael R. Johns,
Vice President — General Counsel and Corporate Secretary